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                                                                     Exhibit 8.1


                                  May 21, 1999


Ascend Communications, Inc.
1701 Harbor Bay Parkway
Alameda, California 94502


Ladies and Gentlemen:

     We have acted as tax counsel to Ascend Communications, Inc. ("Ascend"), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of January 12, 1999, as amended (the "Merger Agreement"), among Ascend, Lucent Technologies Inc., a Delaware corporation ("Lucent"), and Dasher Merger Inc., a Delaware corporation and newly-formed, wholly-owned subsidiary of Lucent ("MergerSub"), and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on May 21, 1999 (the "Registration Statement"), which includes the Proxy Statement of Ascend and the Prospectus of Lucent (the "Proxy Statement/Prospectus"). The delivery of this opinion, dated as of May 21, 1999, is a condition of the Merger pursuant to Section 6.03(c) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that
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Ascend Communications, Inc.
May 21, 1999
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have come to our attention during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, and (iii) that the representations made to us by Ascend, Lucent, and MergerSub in their respective letters dated as of the date hereof, and delivered to us for purposes of this opinion, are accurate and complete.

     Subject to the assumptions set forth above, and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "Material United States Federal Income Tax Consequences of the Merger" (the "Discussion"), in our opinion: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) holders of Ascend Common Stock who exchange their Ascend Common Stock for Lucent Common Stock in the Merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, that they receive in lieu of fractional shares of Lucent Common Stock; (iii) each such holder's aggregate tax basis in the Lucent Common Stock received in the Merger will equal his or her aggregate tax basis in the Ascend Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received; and (iv) the holding period of Lucent Common Stock received by such holder in the exchange will include the holding period of the Ascend Common Stock surrendered in exchange therefor. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including
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Ascend Communications, Inc.
May 21, 1999
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changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect.

     This letter is furnished to you for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of
Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings "SUMMARY - General - Material United States Federal Income Tax Consequences of the Merger," "SUMMARY - The Merger - Conditions to the Merger," "THE MERGER - Material United States Federal Income Tax Consequences of the Merger," "THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT - The Merger Agreement - Conditions to the Completion of the Merger," and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,


                                By: /s/ Skadden, Arps, Slate, Meagher & Flom LLP
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                                    Skadden, Arps, Slate, Meagher & Flom LLP